Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	July 26, 2011
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS SEQUENTIAL QUARTERLY INCREASES IN REVENUES AND NET INCOME AND ACHIEVES RECORD ANNUAL REVENUES AND EARNINGS PER SHARE OF $1.48 BILLION AND $2.50, RESPECTIVELY.

Milpitas, California, July 26, 2011, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter and fiscal year ended July 3, 2011. Quarterly revenues of $358.6 million for the fourth quarter of fiscal year 2011 increased $5.4 million or 1.5% over the previous quarter's revenue of $353.2 million and decreased $7.6 million or 2% from $366.2 million reported in the fourth quarter of fiscal year 2010. Net income of $158.2 million increased $16.7 million or 12% over the third quarter of fiscal year 2011 and increased $33.7 million or 27% over the fourth quarter of fiscal year 2010. Net income for the fourth quarter of fiscal year 2011 benefited from a lower tax rate of 9.5% compared to the third quarter of fiscal year 2011 rate of 17% and the fourth quarter of fiscal year 2010 rate of 26%. The Company's tax rate in its fiscal third and fourth quarters just ended includes a quarterly tax benefit from a settlement with the IRS related to its audit of prior fiscal years.
Diluted earnings per share of $0.68 per share in the fourth quarter of fiscal year 2011 increased $0.07 per share or 11% over the third quarter of fiscal year 2011 and increased $0.14 per share or 26% over the fourth quarter of fiscal year 2010.
Revenue for fiscal year 2011 was $1.48 billion, an increase of 27% or $314 million over revenue of $1.17 billion for the previous fiscal year. Net income of $580.8 million for fiscal year 2011 increased $219.4 million or 61% over $361.3 million reported in the previous fiscal year. Diluted earnings per share for fiscal year 2011 was $2.50, an increase of 58% or $0.92 per share over the prior fiscal year.

During the fourth quarter the Company's cash, cash equivalents and marketable securities increased by $112 million to $922.5 million. A cash dividend of $0.24 will be paid on August 31, 2011 to stockholders of record on August 19, 2011.
According to Lothar Maier, CEO, “We met the midpoint of our revenue guidance for our fourth fiscal quarter of 2011, as sales grew 1.5% compared to the preceding third quarter. We are pleased with our annual results as the Company achieved record annual revenues and earnings per share while maintaining industry leading profitability. However, in the short-term we experienced declining bookings demand towards the end of the quarter. We had anticipated that the Japan tragedies and the related supply disruptions would continue to impact our customers, particularly in the automotive and industrial markets. Now that these industry-wide supply issues have been largely resolved customers have been reducing their inventories more than anticipated. The impact of these events and general economic sluggishness relating to US and European debt issues appear to have left customers cautious and delaying orders and shipments until the current economic picture becomes clearer. On a positive note, end-demand expectations at our customers appears generally unchanged and automotive production is expected to pick-up in the fall.
We continue to be optimistic about our long-term growth prospects as our business is healthy and we are encouraged by the high level of interest in our products that indicate they are well targeted to meet the needs of our customers and their demand for innovative high performance analog solutions. Although forecasting is difficult in the current environment, we agree with recent industry analysis that suggests that demand should accelerate as we proceed toward the end of the calendar year. However, in the short-term we are cautious and anticipate some headwinds as we react to declining orders that have not improved meaningfully in the first month of our new fiscal year. As a result, we currently are forecasting our revenues to decline sequentially 6%-8% in our first fiscal quarter of 2012.”
Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 27, 2010.
Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 27, 2011 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (785) 830-1924, or toll free (800) 533-7954 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from July 27, 2011 through August 2, 2011.
You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #1016534. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 27, 2011 until the fourth quarter earnings release next year.
Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, and µModule subsystems. For more information, visit www.linear.com.
For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	July 3, 2011	April 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Revenues	$358,557	$353,192	$366,165	$1,483,962	$1,169,988
Cost of sales (1)	79,011	79,100	79,071	324,445	269,076
Gross profit	279,546	274,092	287,094	1,159,517	900,912
Expenses:
Research & development (1)	55,950	55,363	55,050	226,516	198,957
Selling, general & administrative (1)	40,958	39,693	37,716	165,691	138,544
	96,908	95,056	92,766	392,207	337,501
Operating income	182,638	179,036	194,328	767,310	563,411
Interest expense	(6,968)	(6,981)	(11,143)	(32,501)	(46,353)
Amortization of debt discount(2)	(4,793)	(4,726)	(7,079)	(21,675)	(29,003)
Interest and other income(4)	3,965	3,221	2,604	10,704	12,814
Loss on early retirement of convertible senior notes (3)	—	—	(10,458)	—	(10,458)
Income before income taxes	174,842	170,550	168,252	723,838	490,411
Provision for income taxes	16,610	28,993	43,746	143,056	129,070
Net income	$158,232	$141,557	$124,506	$580,782	$361,341

Earnings per share:
Basic	$0.68	$0.61	$0.54	$2.52	$1.59
Diluted	$0.68	$0.61	$0.54	$2.50	$1.58

Shares used in determining earnings per share:
Basic	231,771	231,225	228,508	230,806	227,363
Diluted	233,598	233,277	229,938	232,772	228,860

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,062	$2,202	$2,275	$8,785	$9,082
Research & development	9,192	9,869	10,019	39,359	39,130
Selling, general & administrative	4,940	5,282	5,453	21,077	21,708
(2) Amortization of debt discount (non-
cash interest expense)	4,793	4,726	7,079	21,675	29,003
(3) Non-cash charge on early retirement of convertible senior notes	—	—	10,458	—	10,458

Includes the following:
(4) Gain on legal settlement	2,500	1,700	—	4,200	—

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	July 3, 2011	June 27, 2010
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	922,537	958,069
Accounts receivable, net of allowance for doubtful
accounts of $2,043 ($2,043 at June 27, 2010)	169,637	176,874
Inventories	72,195	54,044
Deferred tax assets and other current assets	81,921	75,314
Total current assets	1,246,290	1,264,301

Property, plant & equipment, net	332,969	257,035
Other noncurrent assets	51,907	69,382
Total assets	$1,631,166	$1,590,718

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$11,606	$21,235
Accrued income taxes, payroll & other accrued liabilities	123,613	134,649
Deferred income on shipments to distributors	47,587	33,700
Convertible senior notes- current portion (1)	—	392,926
Total current liabilities	182,806	582,510

Convertible senior notes (1)	785,732	766,960
Deferred tax and other noncurrent liabilities	157,017	201,463

Stockholders’ equity:
Common stock	1,466,098	1,331,888
Accumulated deficit	(961,617)	(1,294,077)
Accumulated other comprehensive income	1,130	1,974
Total stockholders’ equity	505,611	39,785
	$1,631,166	$1,590,718

(1) Principal owed on Convertible Senior Notes at July 3, 2011 and June 27, 2010 is $845.1 million and $1,241 million, respectively.  The above amounts include non-cash adjustments of $59.4 million at July 3, 2011 and $81 million at June 27, 2010.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	July 3, 2011	April 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Reported net income
(GAAP basis)	$158,232	$141,557	$124,506	$580,782	$361,341

Stock-based compensation	16,194	17,353	17,747	69,221	69,920
Amortization of debt
discount(1)	4,793	4,726	7,079	21,675	29,003
Non-cash charge on early retirement of convertible senior notes	—	—	10,458	—	10,458
Income tax effect of
non-GAAP adjustments	(1,994)	(3,753)	(9,174)	(17,964)	(28,788)

Non-GAAP net income	$177,225	$159,883	$150,616	$653,714	$441,934

Non-GAAP earnings per share
Basic	$0.76	$0.69	$0.66	$2.83	$1.94
Diluted	$0.76	$0.69	$0.66	$2.81	$1.93

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and the non-cash charge on early retirement of convertible senior notes.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.